Exhibit 99.1

Section 2: EX – 99.1 (PRESS RELEASE)
Filed by Orrstown Financial Services, Inc. Commission
File No.: 033-18888

FOR IMMEDIATE RELEASE:
Contact:
Bradley S. Everly
SVP, Chief Financial Officer
Phone 717.530.2604
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Reports 2008 Annual Earnings

and First Quarter 2009 Dividend

Shippensburg, PA (January 29, 2009) – Orrstown Financial Services, Inc. (OTC Bulletin Board: ORRF) is pleased to announce the net operating results for the year and the fourth quarter ended December 31, 2008.

Net income for the fourth quarter 2008 increased 1.3% to $3,087,000 from $3,048,000 during the same period last year. Primary earnings per share were $.48 for fourth quarter 2008 compared to $.47 per share for fourth quarter 2007. The fourth quarter return on assets was 1.21% compared to 1.38% for the same period last year. Net interest income for the fourth quarter of 2008 was $8,416,000, an increase of 6.3% over the $7,915,000 realized during the same quarter in 2007. Non-interest income showed an increase of 12.9%, while non-interest expenses rose 11.8%. The fourth quarter loan loss provision was $778,000, compared to $510,000 in the same quarter last year. Management believes this increased provision is prudent given the softening economic environment.

Net income for the year ended December 31, 2008 was $13,103,000, a 4.3% increase over the $12,558,000 earned during 2007. Primary earnings per share grew 4.6% from $1.95 during 2007 to $2.04 in 2008. During 2008, return on assets was 1.38%, versus 1.50% in 2007. Year-to-date net interest income for 2008 increased to $32,905,000 from $30,120,000, a 9.2% increase over 2007. The increase in net interest income was achieved despite a 4.00 percentage point drop in the prime lending rate over the last 12 months. During 2008, the net interest margin compressed 17 basis points to 3.86%, while the net interest spread remained flat at 3.53% for both years. Balance sheet growth of 18.8% over last year has resulted in total assets reaching $1.052 billion as of December 31, 2008.

The Board of Directors approved the first quarter cash dividend of $.22 per share to shareholders of record on February 13, 2009. This represents an increase of 4.8% over the dividend of $.21 declared during the first quarter of 2008. The dividend will be paid on February 25, 2009.

Commenting on the earnings and dividend, Kenneth R. Shoemaker, President and Chief Executive Officer, stated, “During these extremely turbulent economic times, we are pleased to report that Orrstown continues to be a strong, safe and secure financial institution. Now more than ever, it is important to do business with people you can trust. Orrstown Bank has been in business for ninety years and we expect to be around for a long time. As a company, we will continue to focus on what we can do to make a difference for our customers and for the communities we serve. Our economy will recover if we have hope, trust and confidence.”

With over $1 billion in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is quoted on the NASDAQ Over-the-Counter Bulletin Board under the symbol ORRF.

A summary of financial highlights follows:

For Quarter Ended:	December 31, 2008	December 31, 2007	% Change
Net Income	$3,087,000	$3,048,000	+ 1.3%
Primary Earnings Per Share	$.48	$.47	+ 2.1%
Diluted Earnings Per Share	$.46	$.45	+ 2.2%
Dividends Per Share	$.22	$.21	+ 4.8%
Return on Assets	1.21%	1.38%
Return on Equity	12.10%	12.75%
Return on Tangible Assets	1.25%	1.43%
Return on Tangible Equity	15.50%	16.69%

For Twelve Months Ended:	December 31, 2008	December 31, 2007	% Change
Net Income	$13,103,000	$12,558,000	+ 4.3%
Primary Earnings Per Share	$2.04	$1.95	+ 4.6%
Diluted Earnings Per Share	$1.94	$1.86	+ 4.3%
Dividends Per Share	$.87	$.82	+ 6.1%
Return on Assets	1.38%	1.50%
Return on Equity	13.20%	13.64%
Return on Tangible Assets	1.43%	1.56%
Return on Tangible Equity	17.02%	18.02%

Balance Sheet Highlights:	December 31, 2008	December 31, 2007	% Change
Assets	$1,051,783,000	$884,979,000	+ 18.8%
Loans, Gross	$820,468,000	$701,964,000	+ 16.9%
Deposits	$757,368,000	$646,356,000	+ 17.2%
Equity	$103,347,000	$96,124,000	+ 7.5%
Tangible Equity	$82,161,000	$74,756,000	+ 9.9%

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.

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